Filed Pursuant to Rule 433
Dated February 17, 2011
Registration Statement No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Pricing Date:	February 17, 2011
Settlement Date (Original Issue Date):	March 3, 2011
Maturity Date:	March 3, 2014
Principal Amount:	US$ 50,000,000
Price to Public (Issue Price):	100% of the principal amount
Underwriters Commission:	0.300%
All-in Price:	99.70%
Net Proceeds to Issuer:	US$ 49,850,000
Fixed Rate Provisions
Fixed Rate Period:	From and including March 3, 2011 to but excluding March 3, 2012
Re-Offer Yield:	1.30%
Fixed Interest Rate:	1.30%
Fixed Rate Interest Payment Dates:	June 3, 2011, September 3, 2011, December 3, 2011 and March 3, 2012
Day Count Convention:	30/360, Modified Following, Unadjusted
Floating Rate Provisions
Floating Rate Period:	From and including March 3, 2012 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by reference to Reuters
Index Currency:	U.S. Dollars

Page 2
Filed Pursuant to Rule 433
Dated February 17, 2011
Registration Statement No. 333-156929

Spread (plus or minus):	Plus 0.75%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on each March 3, June 3, September 3 and December 3, beginning June 3, 2012 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to March 3, 2012 based on three month USD LIBOR plus 0.75%
Interest Reset Periods and Dates:	Quarterly on each scheduled Floating Rate Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date at the start of such Interest Payment Period
Day Count Convention:	Actual/360, Modified Following, Adjusted
Business Day Convention:	New York
Method of Settlement:	Depository Trust Company
Trustee:	The Bank of New York Mellon
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962G5A8
ISIN:	US36962G5A83
Common Code:	Not Applicable

Additional Terms:

Interest

Interest on the Notes for the period from and including March 3, 2011 to but excluding March 3, 2012 (the "Fixed Rate Period") will be payable quarterly in U.S. Dollars on June 3, 2011, September 3, 2011, December 3, 2011 and March 3, 2012 (the "Fixed Rate Interest Payment Dates"); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and

Page 3
Filed Pursuant to Rule 433
Dated February 17, 2011
Registration Statement No. 333-156929

interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Fixed Rate Period, the interest on the Notes will be equal to 1.300% per annum. During the Fixed Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including March 3, 2012 to but excluding the Maturity Date (the "Floating Rate Period") will be payable in U.S. Dollars quarterly, in arrears, on each March 3, June 3, September 3 and December 3, beginning June 3, 2012 (each a "Floating Rate Interest Payment Date"); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.75%. The initial floating rate will be determined two London Business Days prior to March 3, 2012 based on three month USD LIBOR plus 0.75%. During the Floating Rate Period, the interest rate will be reset quarterly on each scheduled Floating Rate Interest Payment Date (the "Interest Reset Date"), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on an actual/360 basis based upon the actual number of days in a year.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.300% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

					Nine Months Ended
Year Ended December 31,
2005	2006	2007	2008	2009	September 30, 2010
1.66	1.63	1.56	1.24	0.85	1.11

Page 4
Filed Pursuant to Rule 433
Dated February 17, 2011
Registration Statement No. 333-156929

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (877) 858-5407.